Exhibit 10.1
May 11, 2017
Dear Akhil Kuduvalli,
Congratulations! We are happy to offer you the position of Group Product Manager with Yelp Inc. This offer is conditioned on you passing our background and reference checks, providing proof of your identity and ability to work legally within the United States, and signing our standard Confidentiality and Invention Assignment Agreement.
Here’s what you need to know if you accept:
1. Basics
Your employment will start on June 5, 2017 and you will be reporting to Natarajan Subbiah on our Search team. You will work primarily in San Francisco, although you may also be required to work at other Yelp offices and locations from time to time. As an exempt salaried employee, you will be expected to work the hours, including evenings and weekends, required to perform your job duties. Though we can’t predict how the process will unfold or how long it may take, once you join us we will work with you to file an application for permanent-residency status.
2. Compensation
The annualized salary for this position is $210,000, less required and designated payroll deductions and withholdings, payable pursuant to our regular payroll policy. You will also be paid a one-time signing bonus of $30,000 (less applicable taxes), which will be paid in one lump-sum payment at the end of your first regularly-scheduled pay period as a full-time employee. This signing bonus will be earned evenly over your first year of employment with Yelp. In the event that your full-time employment with Yelp terminates for any reason before the anniversary your start date, you will be responsible for refunding a pro-rata share of the signing bonus on or before your last day of employment with Yelp.
3. Equity Award
Yelp will recommend that its Board of Directors (or a committee appointed by the Board of Directors) grant you Restricted Stock Units of Yelp’s common stock (the “RSUs”) valued at $360,000. The actual number of shares awarded will be based on the average closing price of Yelp's stock on the NYSE over the month in which your start date occurs and the month prior. The RSUs will vest according to a four year vesting schedule, with 25% of the RSUs vesting in the open trading window occurring approximately at the end of your first year of full-time employment, and the remaining shares vesting ratably on a quarterly basis over the next three years. Please note that vesting is conditioned on your continued service with Yelp through each vesting date. The RSUs will also be subject to the terms of Yelp’s stock plan and a separate Restricted Stock Unit Agreement between you and Yelp.
4. Benefits
We are happy to make our standard benefits package available to you upon your start, including health, dental, vision, term life insurance, long-term disability, and 401(k) plans. You will initially be eligible for fifteen (15) days of paid time off per year, prorated for the remainder of the calendar year. After two years of employment you will be eligible for eighteen (18) days of paid time off per year and after four years of employment you will be eligible for twenty (20) days of paid time off per year. Please feel free to ask HR for more details on benefits.

5. Dispute Resolution and Other Policies
Like every company, we have our share of do’s, don’ts and other company policies. Your continued employment at Yelp will be conditioned on your complying with these policies. In particular, you will need to comply with our Employee Handbook, which sets forth a range of important policies. Please note the dispute resolution policy in particular, which calls for disputes between you and Yelp to be adjudicated through binding arbitration rather than the courts. You may opt-out of this policy, as described therein. We will make the Employee Handbook available to you on our intranet site when you start. Please read it carefully. Your continued employment at Yelp will constitute your acknowledgement and acceptance of these policies.
6. At-Will Employment
While we look forward to a successful employment relationship, your position with Yelp will be “at-will.” This means that both you and Yelp may terminate your employment at any time, for any reason, without notice and without cause. This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. In addition, please note that we may change your position, duties, compensation, benefits, and work location from time to time in our sole discretion.
7. Miscellaneous
By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also understand that in your work for Yelp, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Yelp. You agree that you will not bring into the office — or use in your work for Yelp — any unpublished documents or property belonging to any former employer or third party that you are not authorized to use for that purpose or disclose. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.
8. Conclusion
This letter, together with the Confidentiality and Invention Assignment Agreement, will form the complete and exclusive statement of your employment agreement with Yelp (“Employment Agreement”). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.
We are committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by May 10, 2017.
Sincerely,
Vivek Patel, VP of Business Products Yelp Inc.
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth above.

/s/ Akhil Kuduvalli Ramesh                    May 11, 2017
Employee Acceptance/Signature                     Date